UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: October 21, 2009

TRUE PRODUCT ID, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-29249	16-1499611
(Commission File Number)	(IRS Employer Identification Number)

Michael J. Antonoplos, President

 175 Strafford Avenue, Suite One
(Address of principal executive office (street and number))

Wayne, PA  19087
(City, state and zip code)

(610) 687-7668
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2009, the Board of Directors appointed Michael M Cimino as the Company’s COO and appointed Zack Rivera as a Director to fill the vacancy created by Mr. David B. Hong’s previous departure.

Michael M. Cimino, age 57, was previously a Director and Officer of True Product ID, Inc.in 2006 at its inception.  He subsequently resigned from its Board of Directors on November 6, 2006. Mr. Cimino brings many talents to the Company as a past President and Chairman of a technology orientated public company including experience in the infomercial industry, direct response television industry. He is experienced in increasing shareholder value and communicating the company’s vision to investors and shareholders alike.

 Zacarias Rivera, age 27, is a Director of the Company. Mr. Rivera is a Drexel University graduate and young entrepreneur. He is the founder and current CEO of a highly successful design agency, 215 Design Group, which he established in 2003. Mr. Rivera was chosen to serve on the Board of First Versatile Smartcard Solutions Corporation (“FVS”) because of his extensive experience in representing The Mackay Group in several international business ventures in the US, China, and the Philippines. During his most recent visit to Asia, Mr. Rivera worked directly with FVS to create and help design the worldwide branding initiatives and to redesign and implement the FVS website and other corporate image materials, in his time spent working with the team in Manila. He performed many of these same services for other of the Mackay Group of companies including Biofield Corp., True Product ID, Inc., and The MacKay Group. Mr. Rivera has been working with Chairman James MacKay of The Mackay Group since 2003. During his time spent with The Mackay Group, Mr. Rivera has been given the opportunity to repeatedly travel to Asia, building a network of international contacts while assisting in all business relations in Asia. His travels to Asia have helped Mr. Rivera to build a network of personal industrial and governmental contacts from a variety of fields, including the financial, medical, education, and real estate industries.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

TRUE PRODUCT ID, INC.

Signature	Date

By: /s/ Michael J. Antonoplos	October 26, 2009
Name: Michael J. Antonoplos
Title: PresidentTrue Product ID, Inc.